Exhibit (a)(5)(B)

Energy Corporation of America Offer to Exchange ECA Marcellus Trust I Units for Eastern American Natural Gas Trust Depositary Units February 2013

Exchange Offer Introduction Energy Corporation of American is offering to exchange approximately 4.1 million units of ECA Marcellus Trust I (ECT) that it owns for up to 3.2 million Depositary Units of Eastern American Natural Gas Trust (NGT) NGT terminates on May 15th, 2013, with a final distribution to be paid about August 15, 2013 Energy Corporation of America is offering ECT units worth $22.55 based on ECT’s 10-day volume weighted average price (VWAP) on the 18th day after the launch of the offer Tendered Units will receive $22.55 paid in ECT Units 7.6% premium above Liquidation Value Non-Tendered units will receive $20.95, the approximate Liquidation Value of NGT Depositary Units NGT trades at $20.71 as of February 11, 2013 In summary, the exchange offer allows NGT investors to exchange their Depositary Units at a premium for ECT Common Units, a security that will pay quarterly distributions until termination in 2030 2

Energy Corporation of America Introduction Private E&P Company which sponsored both NGT & ECT 50 year operating history 1 million acres in the Appalachian Basin alone Energy Corporation of America owns approximately 4.1 million ECT Common Units Energy Corporation of America must pay fees and market discount in order to sell ECT Units Instead Energy Corporation of America chose to monetize through this NGT exchange Therefore NGT Depositary Unitholders will get the benefit of a 7.6% premium to the approximate Liquidation Value 3

What is ECA Marcellus Trust I? ECT is a natural gas royalty trust traded on the NYSE Since 2010, ECT has paid out $5.37 per unit in distributions ECT pays distributions to unitholders quarterly ECT owns a royalty interest in 54 producing Marcellus Shale wells in Greene County, PA Sponsor Energy Corporation of America pays for all production expenses and capital costs The Trust pays its proportionate share of post-production expenses, normal administrative expenses, and applicable taxes ECT Termination Date: March 31, 2030 – until termination, unitholders receive quarterly distributions from the trust ECT dividend during prior four quarters (1) : $2.39/unit NGT dividend during prior four quarters (1) : $0.57/unit Over 1,700% greater trading liquidity than NGT (2) Dividends paid over four quarters ended 9/30/2012. Based on trading volumes for ECT and NGT from 1/1/12 to 12/31/12. 4 (1) (2)

ECT and NGT Historical Distribution Comparison Over the past ten quarters, ECT has paid out $5.37 per unit while NGT has paid out $2.01 per unit ECT is currently yielding 12.45% (1) on an annualized basis while NGT is currently yielding 2.70% (1) ECT and NGT Historical Distributions (1) As of 1/29/13; see S-4 for more details. ECT NGT Q3 2012 0.6240 $ 0.1330 $ Q2 2012 0.6020 0.1352 Q1 2012 0.5740 0.1457 Q4 2011 0.5940 0.1597 Q3 2011 0.6300 0.2427 Q2 2011 0.6310 0.2689 Q1 2011 0.5240 0.1784 Q4 2010 0.5000 0.2278 Q3 2010 0.4210 0.2625 Q2 2010 0.2720 0.2592

Dividend Comparison 6

Price and Yield Comparison(1) 7 (1) As of 1/29/13; see S-4 for more details.

ECT and NGT Comparison ECT and NGT are not federal taxable entities, but trust unitholders are subject to income tax on their portion of trust income ECT unitholders receive a Schedule K-1 Substantially all trust revenue of both ECT and NGT is distributed to unitholders NGT terminates on May 15, 2013 while ECT will not terminate until March 31, 2030 If you tender, you will receive trust distributions until 2030 through ECT unit ownership ECT NGT 12-month VWAP (1) $19.23 $21.26 12-month Yield (1) 12.45% 2.70% (1) As of 1/29/13; see S-4 for more details. 8

Reasons to Tender Receive a premium to the Liquidation Value of NGT Depositary Units NGT Depositary Unitholders will receive a number of ECT Common Units with a value of $22.55 (7.6% premium) Opportunity to own ECT, which will pay quarterly distributions through March 31, 2030 ECT has an attractive asset base in the Marcellus Shale Natural gas production upside Premium gas pricing in the Appalachian Basin 9

How Was The Exchange Ratio Determined? Energy Corporation of America wanted to provide a premium to the Liquidation Value of NGT Units The exchange ratio is based upon: A 7.6% premium to the Terminal Value of NGT ECT’s 10-day Volume Weighted Average Price NGT Depositary Unitholders participating in the exchange will receive ECT units worth $22.55, a 7.6% premium to the Liquidation Value of NGT of $20.95 10

How Do I Tender? Letter of transmittal will be mailed to NGT Depositary Unitholders which will include instructions for tendering To tender, you must have the NGT receipts representing your NGT Depositary Units delivered, together with a completed letter of transmittal to the exchange agent not later than the time the Offer expires A tender of NGT Depositary Units for exchange may be made only in denominations of 50 or an integral multiple thereof 11

What Will I Receive if I Choose Not to Tender? NGT unitholders who choose not to tender will receive the following upon NGT’s liquidation: Approximately $20.95 per Depositary Unit $20.00 per unit from the mature Treasury Obligation $0.95 per unit from the sale of the perpetual net profits interest NGT unitholders will stop receiving distributions this year after NGT terminates 12

Tender Offer Resources Please reference the following for more information: Form S-4 filed by ECT for Tender Offer information ECT’s Quarterly Reports on Form 10-Q and ECT’s Annual Report on Form 10-K for information on ECT D.F. King & Co., Inc is acting as the information agent for the Offer. You may call D.F. King at (800) 697-6975 (Toll Free). Banks and brokers may call collect at (212) 269-5550. www.dfking.com/ECA 13

Disclosure Note This presentation contains "forward-looking statements" about ECT and NGT and other matters affecting an investment in the ECT Common Units that are subject to risks and uncertainties. All statements other than statements of historical fact included in this document, including regarding the financial position, production and reserve growth, and the activities of ECT and NGT are forward-looking statements. Similarly, statements that describe ECA's objectives, plans or goals are forward-looking. ECA's forward-looking statements are based on the current intent, belief, expectations, estimates and projections of ECA's management regarding ECT and NGT and the industries relating to ECT and NGT. When used in this document, the words "may," "will," "plans," "projects," "targets," "forecasts," "seeks," "could," "believes," "expects," "anticipates," "intends" or similar expressions or the negative of such terms or expressions or other variations on such terms or comparable terminology are intended to identify such forward-looking statements. Such statements may be influenced by factors that could cause actual outcomes and results to differ materially from those projected. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. You should not place undue reliance on these forward-looking statements. ECA and ECT do not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events, unless the securities laws require otherwise. The registration statement, including all amendments thereto, on Form S-4 (File No. 333-185397) describes other important factors that could cause actual results to differ materially from the expectations of ECA and ECT, including under the heading "Risk Factors." All written and oral forward-looking statements attributable to ECA or ECT or persons acting on behalf of ECA or ECT are expressly qualified in their entirety by such factors. Disclosure This presentation was prepared for the benefit and internal use by the recipient for the purpose of considering the transaction contemplated herein. This presentation is confidential and proprietary to ECA and ECT and may not be disclosed, reproduced, distributed or used for any other purpose by the recipient without our express written consent. The information and any analysis in these materials reflect prevailing conditions and the views of ECA as of this date, all of which are subject to change. Financial analysis that may be set forth herein are intended only to suggest reasonable ranges of results. The printed presentation is incomplete without reference to the oral presentation or other written materials that supplement it. Availability of Prospectus This presentation is not a prospectus and is not an offer to sell securities. ECT has filed a registration statement (including a prospectus) with the SEC for the exchange offer to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about ECA, ECT and this exchange offer. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the ECA or ECT will arrange to send you the prospectus if you request it by calling toll-free (303) 694-2667 or 1-800-852-1422, respectively. 14

Energy Corporation of America Offer to Exchange ECA Marcellus Trust I Units for Eastern American Natural Gas Trust Depositary Units February 2013